                                                                    EXHIBIT 12-1


             MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (THOUSANDS OF DOLLARS)




                                         Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
                                         -------------------  -------------------  -------------------
                                            March 31, 1997     December 31, 1996    December 31, 1995
                                         -------------------  -------------------  -------------------
EARNINGS AS DEFINED (1)
Pre-tax income (2) ......................        $107,832         $122,239             $112 727
Fixed charges ...........................          55,011           53,831               45,637
                                                 --------         --------             --------
 Earnings as defined                             $162,843         $176,070             $158,364
                                                 ========         ========             ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt ..............        $ 44,364         $ 43,163             $ 35,820
Interest on other borrowed funds ........           8,068            8,012                7,053
Amortization of debt discounts, premium
 and expense ............................           1,087            1,081                  996
Interest implicit in rentals (3) ........           1,492            1,575                1,768
                                                 --------         --------             --------
 Fixed charges as defined ...............        $ 55,011         $ 53,831             $ 45,637
                                                 ========         ========             ========

Ratio of Earnings to Fixed Charges ......            2.96             3.27                 3.47
                                                 ========         ========             ========



Notes:
(1)  Earnings and fixed charges are defined and computed in accordance with
     Item 503 of Regulation S-K.
(2) This amount represents the aggregate of (a) the pre-tax income of MichCon, (b) MichCon's share of pre-tax income of its 50% owned companies and (c) any income actually received from less than 50% owned companies.
(3) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.